United States of America

United States Patent and Trademark Office

GIVBUX

Reg. No. 6,201,130

Registered Nov. 17, 2020

Int. Cl.: 9

Trademark

Principal Register

Bear Bull, Inc. (NEVADA CORPORATION)
2901 West Coast Hwy, Suite 140
Newport Beach, CALIFORNIA 92663

CLASS 9: Downloadable software for enabling the electronic transfer of money between users; Downloadable software for enabling processing of electronic funds transfers and payments made via ACH (automated clearing house), credit card, debit card, electronic check and electronic, mobile and online payments; Downloadable and recorded computer software used to process mobile payments; Downloadable and recorded computer software for use in contactless transactions with retailers, merchants, and vendors via mobile devices used to process mobile payments; Downloadable and recorded computer software for transmitting, processing, facilitating, verifying, and authenticating credit and debit card information and transaction and payment information; Downloadable and recorded computer software for ensuring the security of mobile payments, of contactless transactions with retailers, merchants and vendors via mobile devices, and of credit and debit card information; Downloadable and recorded computer software for the storage, transmission, verification, and authentication of credit and debit card and other payment and transaction information

FIRST USE 7-13-2018; IN COMMERCE 7-13-2018

THE MARK CONSISTS OF STANDARD CHARACTERS WITHOUT CLAIM TO ANY PARTICULAR FONT STYLE, SIZE OR COLOR

SER. NO. 88-307,155, FILED 02-19-2019

Director of the United States
Patent and Trademark Office